FINAL TERM SHEET

Filed Pursuant to Rule 433

Registration Statement No. 333-203757

Relating to

Preliminary Prospectus Supplement dated March 26, 2018 to

Prospectus dated April 30, 2015

THE ALLSTATE CORPORATION

$500,000,000

$250,000,000 FLOATING RATE SENIOR NOTES DUE 2021

$250,000,000 FLOATING RATE SENIOR NOTES DUE 2023

FINAL TERM SHEET

Dated March 26, 2018

Issuer:	The Allstate Corporation

Security Type:	Senior Notes

Expected Ratings (Moody’s/S&P)*:	A3 (Stable)/A- (Stable)

Format:	SEC Registered

Trade Date:	March 26, 2018

Settlement Date:	March 29, 2018 (T+3)

Title:	2021 Notes	2023 Notes

Maturity Date:	March 29, 2021	March 29, 2023

Principal Amount:	$250,000,000	$250,000,000

Price to Public:	100.000% of principal amount	100.000% of principal amount

Interest Rate:	Three-month LIBOR plus 0.43%	Three-month LIBOR plus 0.63%

Interest Payment Dates:	Each March 29, June 29, September 29 and December 29 of each year, beginning on June 29, 2018	Each March 29, June 29, September 29 and December 29 of each year, beginning on June 29, 2018

Redemption:	The notes will not be redeemable prior to the maturity date	The notes will not be redeemable prior to the maturity date

CUSIP/ISIN:	020002 BE0 / US020002BE09	020002 BF7 / US020002BF73

Joint Book-Runners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC UBS Securities LLC	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC UBS Securities LLC

*Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the Floating Rate Senior Notes due 2021 and Floating Rate Senior Notes due 2023 should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Allstate Corporation has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents that The Allstate Corporation has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus by calling J.P. Morgan Securities LLC collect at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.